SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  -----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                          Advanced Medical Optics Inc.
                       ---------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                       -----------------------------------
                         (Title of Class of Securities)



                                    00763M108
                                  ------------
                                 (CUSIP Number)

                                December 17, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

                               Page 1 of 19 Pages

                                  SCHEDULE 13G

CUSIP No. 00763M108                                           Page 2 of 19 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin Capital Management, L.P. II
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                627,150
       NUMBER           --------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             0
       OWNED BY         --------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   627,150
       WITH             --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    627,150
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.1%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 3 of 19 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Commonwealth of the Bahamas
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                627,150
       NUMBER           --------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             0
       OWNED BY         --------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   627,150
       WITH             --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    627,150
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.1%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 4 of 19 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin Worldwide Fund, Ltd.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                150,000
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             0
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   150,000
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    150,000
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.5%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 5 of 19 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Scoggin, LLC
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY

-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                777,150
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             164,300
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   777,150
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                164,300
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    941,450
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    3.2%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    OO
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 6 of 19 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Carolyn Partners, L.P.
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                7,400
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             0
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   7,400
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    7,400
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 7 of 19 Pages
--------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Craig Effron
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                0
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             1,568,600
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   0
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                1,568,600
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,568,600
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.3%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 8 of 19 Pages
-------------------------------------------------------------------------------

1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Curtis Schenker
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                17,500
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             1,568,600
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   17,500
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                1,568,600
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,586,100
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.4%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

CUSIP No. 00763M108                                          Page 9 of 19 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    I. Alex Schmelzer
--------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                              (b) |X|
--------------------------------------------------------------------------------
3)  SEC USE ONLY

--------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

                                3,000
       NUMBER            -------------------------------------------------------
       OF                6)     SHARED VOTING POWER
       SHARES
       BENEFICIALLY             0
       OWNED BY          -------------------------------------------------------
       EACH              7)     SOLE DISPOSITIVE POWER
       REPORTING
       PERSON                   3,000
       WITH              -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,000
--------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------

                                    Schedule 13G

Item 1(a).  Name of Issuer:

Advanced Medical Optics Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

1700 E. St. Andrew Place
Santa Ana, California  92705

Item 2(a).  Name of Persons Filing:

(i)    Scoggin Capital Management, L.P. II
(ii)   Scoggin International Fund, Ltd.
(iii)  Scoggin Worldwide Fund, Ltd.
(iv)   Scoggin, LLC
(v)    Carolyn Partners, L.P.
(vi)   Craig Effron
(vii)  Curtis Schenker
(viii) I. Alex Schmelzer


(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10021.

Item 2(c).  Citizenship or Place of Organization:

(i)    Scoggin Capital Management, L.P. II
       Delaware

(ii)   Scoggin International Fund, Ltd.
       Commonwealth of the Bahamas

(iii)  Scoggin Worldwide Fund, Ltd.
       Cayman Islands

(iv)   Scoggin LLC
       New York

(v)    Carolyn Partners, L.P.
       Delaware

(vi)   Craig Effron
       USA

(vii)  Curtis Schenker
       USA

(viii) I. Alex Schmelzer
       USA

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

00763M108

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i) Scoggin Capital Management, L.P. II(1)

            (a) Amount beneficially owned: 627,150

            (b) Percent of class: 2.1%


---------------------
1 The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 627,150

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        627,150

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii) Scoggin International Fund, Ltd.(2)

            (a) Amount beneficially owned: 627,150

            (b) Percent of class: 2.1%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 627,150

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        627,150

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iii) Scoggin Worldwide Fund, Ltd.(3)

            (a) Amount beneficially owned: 150,000

            (b) Percent of class: 0.5%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 150,000

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        150,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

---------------------
2 The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

3 The investment advisor of Scoggin Worldwide Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(iv) Scoggin, LLC(4)

            (a) Amount beneficially owned: 941,450

            (b) Percent of class: 3.2%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 777,150

                  (ii)  Shared power to vote or to direct the vote: 164,300

                  (iii) Sole power to dispose or to direct the disposition of:
                        777,150

                  (iv)  Shared power to dispose or to direct the disposition of:
                        164,300

(v) Carolyn Partners, L.P.(5)

            (a) Amount beneficially owned: 7,400

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 7,400

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        7,400

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(vi)  Craig Effron

            (a) Amount beneficially owned: 1,568,600

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,568,600

                  (iii) Sole power to dispose or to direct the disposition
                        of: 0

----------------------
4 Scoggin, LLC is the investment advisor of Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

5 Curtis Schenker is the sole general partner of Carolyn Partners, L.P.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,568,600

(vii) Curtis Schenker

            (a) Amount beneficially owned: 1,586,100

            (b) Percent of class: 5.4%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 17,500

                  (ii)  Shared power to vote or to direct the vote: 1,568,600

                  (iii) Sole power to dispose or to direct the disposition of:
                        17,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,568,600

(viii) I. Alex Schmelzer(6)

            (a) Amount beneficially owned: 3,000

            (b) Percent of class: 0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 3,000

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        3,000

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to the 164,300 shares held in certain discretionary managed accounts to which Scoggin, LLC is the investment manager.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

-------------------------
6 I. Alex Schmelzer performs analytic and advisory services for Scoggin Capital Management, L.P. II.

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                     Scoggin Capital Management, L.P. II
                                     By: S&E Partners, L.P., its General Partner
                                     By: Scoggin, Inc., its General Partner

                                     By: /s/ Curtis Schenker
                                        ---------------------------------
                                        Curtis Schenker, its Chief
                                        Executive Officer


Dated as of December 24, 2003

                                     Scoggin International Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of December 24, 2003

                                     Scoggin Worldwide Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of December 24, 2003

                                     Scoggin, LLC

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of December 24, 2003

                                     Carolyn Partners, L.P.

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker, its General Partner


Dated as of December 24, 2003

                                     By: /s/ Craig Effron
                                        --------------------------------
                                        Craig Effron


Dated as of December 24, 2003

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker


Dated as of December 24, 2003

                                     By: /s/ I. Alex Schmelzer
                                        -------------------------------
                                        I. Alex Schmelzer


Dated as of December 24, 2003

                                                                       Exhibit A


                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                       Scoggin Capital Management, L.P. II
                                       By: S&E Partners, L.P., its General
                                           Partner
                                       By: Scoggin, Inc., its General Partner

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker, its Chief
                                          Executive Officer

Dated as of December 24, 2003

                                       Scoggin International Fund, Ltd.
                                       By: Scoggin, LLC, its Investment Advisor

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker, its Managing Member

Dated as of December 24, 2003

                                       Scoggin Worldwide Fund, Ltd.
                                       By: Scoggin, LLC, its Investment Advisor

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker, its Managing Member

Dated as of December 24, 2003

                                       Scoggin, LLC

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker, its Managing Member

Dated as of December 24, 2003

                                       Carolyn Partners, L.P.

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker, its General Partner

Dated as of December 24, 2003

                                       By: /s/ Craig Effron
                                          ----------------------------------
                                          Craig Effron

Dated as of December 24, 2003

                                       By: /s/ Curtis Schenker
                                          ----------------------------------
                                          Curtis Schenker

Dated as of December 24, 2003

                                       By: /s/ I. Alex Schmelzer
                                          ----------------------------------
                                          I. Alex Schmelzer

Dated as of December 24, 2003